NATIONAL INVESTMENT MANAGERS INC.
STOCK OPTION CONTRACT

THIS STOCK OPTION CONTRACT (“Contract”) entered into as of March 9, 2005, between National Investment Managers Inc., a Florida corporation (the “Company”), and _______________________ (the “Optionee”).

W I T N E&# 160;S S E T H:

1.    In consideration for services to be rendered by the Optionee to the Company in his capacity as a non-employee/non-consultant director of the Company for its 2005 fiscal year, the Company hereby grants to the Optionee an option to purchase an aggregate of 40,000 shares of Common Stock, $001 par value per share, of the Company ("Common Stock") at an exercise price of $0.1666 per share, being at least equal to the fair market value of such shares of Common Stock on the date hereof.

2.    The term of this option shall be five (5) years from the date hereof. This option shall vest and be fully exercisable on the date hereof.

3.    This option shall be exercised by giving written notice to the Company at its then principal office, presently 830 Third Avenue, 14th Floor, New York, New York 10022, Attention: Chief Financial Officer, stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor (a) in cash or by certified check, (b) with previously acquired shares of Common Stock that are fully paid, vested, transferable and have been held by the Optionee for at least six months, or such longer period as may be required to avoid a charge to the Company's earnings for financial accounting purposes, based on the fair market value thereof, as provided below, or (c) a combination of the foregoing.

The fair market value of a share of Common Stock on any day shall be (a) if the principal market for the Common Stock is a national securities exchange, the average of the highest and lowest sales prices per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on the NASDAQ Stock Market ("Nasdaq"), and (i) if actual sales price information is available with respect to the Common Stock, the average of the highest and lowest sales prices per share of the Common Stock on such day on Nasdaq, or (ii) if such information is not available, the average of the highest bid and the lowest asked prices per share for the Common Stock on such day on Nasdaq, or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share for the Common Stock on such day as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; provided, however, that if clauses (a), (b) and (c) of this paragraph are all inapplicable because the Company's Common Stock is not publicly traded, or if no trades have been made or no quotes are available for such day, the fair market value of a share of Common Stock shall be determined by the Board of Directors of the Compensation Committee by any method consistent with any applicable regulations adopted by the Treasury Department relating to stock options.

4.    If the Optionee's directorship with the Company is terminated on account of a permanent and total Disability (defined below), the Optionee or the Optionee's legal representative may exercise the option, to the extent exercisable on the date of the Optionee's termination of his directorship, at any time within one year after termination of employment but in no event after the expiration of the term of the option. Optionee shall be deemed permanently and totally “disabled” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

5.    If the Optionee dies (a) while a director of the Company, (b) within three months after the termination of such directorship or (c) within one year following the termination of such directorship by reason of Disability, the Optionee's option may be exercised, to the extent exercisable on the date of the Optionee's death, by the Optionee's legal representative at any time within one year after death and in no event after the date the option would otherwise have expired.

6.    An Optionee whose directorship with the Company has terminated for any reason other than the Optionee’s death or Disability may exercise the option, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired.

7.    The Company may withhold cash and/or shares of Common Stock to be issued to the Optionee in the amount which the Company determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the grant or exercise of this option or the disposition of the underlying shares of Common Stock. Alternatively, the Company may require the Optionee to pay the Company such amount in cash promptly upon demand.

8.    Notwithstanding the foregoing, this option shall not be exercisable by the Optionee unless (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of this option shall be effective and current at the time of exercise or (b) there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock upon such exercise. The Optionee hereby represents and warrants to the Company that, unless such a Registration Statement is effective and current at the time of exercise of this option, the shares of Common Stock to be issued upon the exercise of this option will be acquired by the Optionee for his own account, for investment only and not with a view to the resale or distribution thereof. In any event, the Optionee will notify the Company of any proposed resale of the shares of Common Stock issued to him upon exercise of this option. If (i) the Optionee is an "affiliate" of the Company within the meaning of the Securities Act at the time of any such resale or (ii) at the time of exercise of this option the shares issued were not subject to a current and effective Registration Statement under the Securities Act covering their issuance, then any subsequent resale or distribution of shares of Common Stock by the Optionee will be made only pursuant to (x) a Registration Statement under the Securities Act which, at the time of resale, is effective and current with respect to the Optionee's sale of shares of Common Stock being sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company (unless waived by the Company) with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution. Such representations and warranties shall also be deemed to be made by the Optionee upon each exercise of this option. Nothing herein shall be construed as requiring the Company to register the shares subject to this option under the Securities Act.

9.    In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the option and the exercise price thereof shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties..

10.    The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of this option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or (b) implement the provisions of this Contract or any other agreement between the Company and the Optionee with respect to such shares of Common Stock.

11.    Nothing herein shall confer upon the Optionee any right to continue as a director of the Company or interfere in any way with any right of the Company to terminate such directorship at any time for any reason whatsoever without liability to the Company.

12.    The Optionee represents and agrees that he will comply with all applicable laws relating to the grant and exercise of this option and the disposition of the shares of Common Stock acquired upon exercise of the option, including without limitation, federal and state securities and "blue sky" laws.

13.    This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

14.    This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any legal representative of the Optionee.

15.    This Contract shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law rules thereof that would defer to the substantive laws of any other jurisdiction.

16.    The invalidity or illegality of any provision herein shall not affect the validity of any other provision.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:

OPTIONEE:

[NAME]